Exhibit 99.1

Astellas and Theravance Announce Termination of License, Development and Commercialization Agreement for

VIBATIV® (telavancin) for Injection

TOKYO, Japan and SOUTH SAN FRANCISCO, CA/January 6, 2012 — Astellas Pharma Inc. (Astellas) (Tokyo:4503) and Theravance, Inc. (NASDAQ: THRX) today announced that Astellas has exercised its right to terminate the global License, Development and Commercialization Agreement for VIBATIV® (telavancin) for injection, a bactericidal, once-daily lipoglycopeptide antibiotic discovered by Theravance. Theravance is evaluating global commercialization alternatives for VIBATIV either alone or with partners.

The rights granted to Astellas ceased upon termination of the Agreement and Astellas has stopped promotional sales efforts. Pursuant to the terms of the Agreement, there are no termination payments required by either party and Astellas is entitled to a ten-year, 2% royalty on net sales of VIBATIV.

To support a smooth transition, Astellas will transfer inventory to Theravance, manage certain clinical and regulatory activities and respond to medical inquiries with respect to VIBATIV until no later than March 31, 2012.

“We are proud of the important milestones we have achieved for patients throughout our partnership and are committed to working with Theravance to ensure a smooth transition,” said Yoshihiko Hatanaka, Chief Executive Officer of Astellas.

“We believe that VIBATIV is an important, life-saving medicine, and we appreciate Astellas’ commitment to a smooth transition. We will continue the focus on re-establishing consistent VIBATIV product supply. We will assess strategic alternatives for VIBATIV, including repartnering, and will provide updates later this year,” said Rick E Winningham, Chief Executive Officer of Theravance.

About VIBATIV

In September 2011 VIBATIV was approved in Europe for the treatment of adults with nosocomial pneumonia, including ventilator-associated pneumonia, known or suspected to be caused by methicillin-resistant Staphylococcus aureus (MRSA) when other alternatives are not suitable. This approval included all member states of the EU, Norway and Iceland. VIBATIV was not approved for complicated skin and soft tissue infections in Europe.

VIBATIV was approved in Canada in September 2009 for the treatment of patients with complicated skin and skin structure infections (cSSSI) caused by susceptible strains of certain Gram-positive bacteria, including MRSA.

VIBATIV was approved and launched in the United States in 2009 for the treatment of adult patients with cSSSI caused by susceptible Gram-positive bacteria, including Staphylococcus aureus, both MRSA and methicillin-susceptible (MSSA) strains. In January 2009 Theravance filed an NDA for approval of VIBATIV for treatment of patients with nosocomial pneumonia, which has not been approved.

For full Prescribing Information, including Boxed Warning and Medication Guide in the U.S., please visit www.VIBATIV.com.

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 16,800 employees worldwide. The organization is committed to becoming a global category leader in Urology; Immunology, including Transplantation and Infectious Diseases; Oncology; Neuroscience and DM Complications and Metabolic Diseases. For more information on Astellas Pharma Inc., please visit the company website at www.astellas.com/en.

VIBATIV® is a registered trademark of Astellas Pharma Inc.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, and central nervous system (CNS)/pain. The Company’s key programs include: RELOVAIR™, LAMA/LABA (‘719/vilanterol (VI)) and MABA (Bifunctional Muscarinic Antagonist-Beta2 Agonist), each partnered with GlaxoSmithKline plc, and its oral Peripheral Mu Opioid Receptor Antagonist (PµMA) program. By leveraging its proprietary insight of multivalency to drug discovery, Theravance is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company’s web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

RELOVAIRTM is a trademark of GlaxoSmithKline.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the timing of product commercialization, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning enabling capabilities of Theravance’s approach to drug discovery and its proprietary insights, and statements regarding expectations for product candidates through development and commercialization and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or failure to achieve regulatory approvals for product candidates, risks of relying on third-party manufacturers for the supply of our product and product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading “Risk Factors” contained in Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 2, 2011 and the risks discussed in our other period filings with SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Theravance, Inc.

Michael W. Aguiar

Senior Vice President and Chief Financial Officer

650-808-4100

investor.relations@theravance.com

Astellas Pharma Inc.

Jenny Kite

Corporate Communications, Astellas US LLC

847-317-5450

Jenny.Kite@us.astellas.com